Exhibit 4.2
STOCK OPTION EXCHANGE AGREEMENT
     This Exchange Agreement (this “Agreement”) is dated as of June 30, 2006, by and among Dirt Motor Sports, Inc., a Delaware corporation, successor to Boundless Motor Sports Racing Inc., a Colorado corporation (the “Company”), and Joe Dickey, the holder of stock options to purchase shares of the Company’s Common Stock (the “Holder”).
Recitals:
     WHEREAS, the Holder currently hold stock options issued under the Company’s 2004 Long Term Incentive Plan as amended (the “Plan”) to purchase an aggregate of 300,000 shares of Common Stock of the Company, par value $.01 per share at an exercise price of $3.65 per share (the “Stock Options”); and
     WHEREAS, subject to the terms and conditions set forth herein, the Company desires to cancel and retire the Stock Options and the Holders are willing to exchange the Stock Options for an aggregate of 75,000 shares of the Company’s Common Stock, par value $.01 per share (the “Common Shares”) issued under the Plan and subject to such Plan and subject to certain restrictions in Section 3 below; and
     WHEREAS, the Company is duly authorized to enter into this agreement and issue the Common Stock contemplated herein in accordance with the Plan.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby agreed and acknowledged, the parties hereby agree as follows:
AGREEMENT:
     1.     Securities Exchange.
              (a)     The Holder agrees to deliver to the Company the Stock Options in exchange for the Common Shares and the Company agrees to issue and deliver the Common Shares to the Holders in exchange for the Stock Options.
              (b)     The exchange under this Agreement (the “Exchange”) shall occur simultaneously with the execution of this agreement.
              (c)     Upon the Exchange, the Company shall cause to issue to the Holder an aggregate of 75,000 Common Shares and shall instruct the Company’s transfer agent to deliver a certificate to the Holder evidencing the Common Shares which shall bear a legend, restricting their transfer or sale subject to Section 3, as set forth on Exhibit A hereto.
     2.     Acceptance of the Plan. The Common Shares issued are subject to all of the applicable terms and provisions of the Plan, and such terms and provisions are incorporated by reference herein. The Company hereby waives the forfeiture provisions of 6.d.(ii) of the Plan or as otherwise modified in this Agreement.

     3.     Restricted Transfer or Sale of Shares. The Common Shares issued shall be restricted in their trading Subject to the provisions of Section 6(d) of the Plan, unless otherwise restricted; the Common Shares shall become freely tradable upon the occurrence of the one of the following events, whichever occurs first:
        (a)     January 1, 2008.
        (b)     the day immediately prior to a Change in Control of the Company. A “Change in Control” means the occurrence of one or more of the following events:
        (i)     Any person within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act or 1934, as amended (the “Exchange Act”), other than the Company (including its subsidiaries, directors or executive officers) has become the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act, of 50 percent or more of the combined voting power of the Company’s then outstanding Common Stock or equivalent in voting power of any class or classes of the Company’s outstanding securities ordinarily entitled to vote in elections of directors (“voting securities”);
        (ii)     Shares representing 50 percent or more of the combined voting power of the Company’s voting securities are purchased pursuant to a tender offer or exchange offer (other than an offer by the Company or its subsidiaries or affiliates);
        (iii)     As a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or of any successor to the Company;
        (iv)     Following the date hereof, the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of the Company; or
        (v)     The Company transfers more than 50 percent of its assets, or the last of a series of transfers results in the transfer of more than 50 percent of the assets of the Company, to another entity that is not wholly-owned by the Company. For purposes of this subsection (b), the determination of what constitutes 50 percent of the assets of the Company shall be made by the Board of Directors of the Company, as constituted immediately prior to the events that would constitute a change of control if 50 percent of the Company’s assets were transferred in connection with such events, in its sole discretion.
OR
        (c)     upon the discretion of the Board of Directors with Holder’s consent.

     4.     Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous oral or written proposals or agreements relating thereto all of which are merged herein. This Agreement may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by both of the parties.
     5.     Counterparts. This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.

DIRT MOTOR SPORTS, INC.
By:	/s/ Brian Carter
	Name:	Brian Carter
	Title:	Executive Vice President

HOLDER:
By:	/s/ Joe Dickey
	Name:	Joe Dickey

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